                            SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                                        SITEL CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No Fee Required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     1)  Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     2)  Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     4)  Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     5)  Total fee paid:
         -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     1)  Amount Previously Paid:
         -----------------------------------------------------------------------
     2)  Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------
     3)  Filing Party:
         -----------------------------------------------------------------------
     4)  Date Filed:
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
                                     [LOGO]

                               SITEL CORPORATION
                               111 SOUTH CALVERT
                           BALTIMORE, MARYLAND 21202

                                 March 31, 1998

Dear Stockholder:

    It is our pleasure to invite you to your Company's Annual Meeting of Stockholders in Omaha on May 13, 1998. In the following pages you will find information about the meeting and a Proxy Statement.

    If you cannot be with us in person, please be sure to vote your shares by proxy. To vote by proxy, please mark, sign and date the enclosed proxy card and return it in the enclosed return envelope. Your prompt return of the proxy card will help your Company avoid additional solicitation costs. In person or by proxy, your vote is important.

                                          Sincerely yours,

                                                       [SIGNATURE]

                                          James F. Lynch
                                          CHAIRMAN OF THE BOARD

                               SITEL CORPORATION
                               111 SOUTH CALVERT
                           BALTIMORE, MARYLAND 21202

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                       TO BE HELD WEDNESDAY, MAY 13, 1998

                            ------------------------

To the Stockholders of
SITEL Corporation

    The annual meeting of stockholders of SITEL Corporation will be held on Wednesday, May 13, 1998, at 2:00 p.m. Central Standard Time, at the Omaha Marriott, 10220 Regency Circle, Omaha, Nebraska, for the following purposes:

    1.  To elect two directors for a three-year term.

    2. To ratify the selection of KPMG Peat Marwick LLP as the Company's independent auditors.

    3. To transact such other business as may properly come before the meeting or any adjournments thereof.

    The Board of Directors of the Company has fixed the close of business on March 16, 1998, as the record date for determining the stockholders of the Company entitled to notice of and to vote at the meeting.

                                          Barry S. Major
                                          CORPORATE SECRETARY

March 31, 1998

  PLEASE MARK, SIGN, AND DATE THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY IN THE ENVELOPE ENCLOSED FOR YOUR USE. THE PROXY WILL NOT BE USED IF YOU ATTEND THE MEETING IN PERSON AND SO REQUEST.

                                     [LOGO]

                               SITEL CORPORATION
                               111 SOUTH CALVERT
                           BALTIMORE, MARYLAND 21202

                            ------------------------

                                PROXY STATEMENT
             ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 13, 1998

    This Proxy Statement is being furnished by SITEL Corporation, a Minnesota corporation ("SITEL" or the "Company") to holders of shares of its Common Stock, par value $.001 per share ("Common Stock"), in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of Stockholders of the Company to be held on May 13, 1998 at the Omaha Marriott, 10220 Regency Circle, Omaha, Nebraska, commencing at 2:00 p.m., Central Standard Time, and at any adjournments or postponements thereof (the "meeting"). Holders of record of the $.001 par Common Stock of the Company ("Common Stock") at the close of business on March 16, 1998 will be entitled to vote at the meeting.

                                    PROXIES

    Proxies are being solicited by the Board of Directors of the Company. The Company will bear all costs of the solicitation. Stockholders' proxies are received and counted by or under the direction of the Company's Secretary.

    If the accompanying Proxy is properly signed and returned to the Company and not revoked, the shares covered thereby will be voted in accordance with the instructions contained therein (except where, as described below, an irrevocable proxy is already on file with the Secretary of the Corporation for the same shares). Unless contrary instructions are given, the persons designated as proxies in the accompanying Proxy will vote for approval of the Resolutions set forth in this Proxy Statement at the meeting. The accompanying Proxy may be revoked by the person giving it at any time prior to its being voted; such revocation may be accomplished by a letter, or by a duly executed Proxy bearing a later date, filed with the Secretary of the Company prior to the meeting. If a stockholder who has given a Proxy is present at the meeting and wishes to vote in person, such stockholder may withdraw the Proxy at that time. Any irrevocable proxy on file with the Secretary of the Company which has been given by a stockholder whose stock is subject to a Voting Agreement in favor of James F. Lynch shall control as to voting on matters covered by such irrevocable proxy and be used in place of any Proxy in the accompanying form which is returned for the same shares.

    This Proxy Statement and the accompanying Proxy are first being sent to the holders of Common Stock on or about March 31, 1998.

                             VOTING AT THE MEETING

    At the close of business on March 16, 1998, the Company had outstanding 63,309,055 shares of Common Stock. Each such share of Common Stock is entitled to one vote upon each matter to be voted upon at the meeting.

    A majority of the votes entitled to be cast on matters to be considered at the meeting constitutes a quorum. If a share is represented for any purpose at the meeting, it is deemed to be present for all other matters. Abstentions and shares held of record by a broker or its nominee ("broker shares") that are voted on any matter are included in determining the number of votes present. Broker shares that are not voted on any matter at the meeting will not be included in determining whether a quorum is present.

    The two nominees receiving the highest vote totals will be elected as directors of SITEL at the meeting. Accordingly, abstentions, failures to vote and broker non-votes will not affect the outcome of the election of directors. All other matters to be voted on will be decided by the affirmative vote of a majority of the shares present in person or by proxy at the meeting and entitled to vote. As a result, abstentions, failures to vote and broker non-votes will have no effect on the vote on such other matters, except to the extent that they affect the quorum required for the meeting and the shares present at the meeting.

                             COMMON STOCK OWNED BY
       CERTAIN BENEFICIAL OWNERS AND BY EXECUTIVE OFFICERS AND DIRECTORS

    The following table sets forth certain information as of March 16, 1998 with respect to the beneficial ownership of the Company's Common Stock (i) by each person or group who, to the knowledge of the Company, was the beneficial owner (as defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended) of more than 5% of the Common Stock, (ii) by each of the Company's executive officers and directors, and (iii) by all executive officers and directors of the Company as a group. Unless otherwise noted, each person or group identified has sole voting and investment power with respect to the shares shown.

                        NAME AND ADDRESS OF                           AMOUNT AND NATURE OF    PERCENT OF
                       BENEFICIAL OWNER (1)                           BENEFICIAL OWNERSHIP      CLASS
-------------------------------------------------------------------  ----------------------  ------------
James F. Lynch (2)(3)(4)...........................................          14,490,018            22.9%
Henk P. Kruithof...................................................           8,012,356            12.7%
Matthew H. Gates (4)(5)............................................           3,258,398             5.1%
The Capital Group Companies, Inc. (6)..............................           3,250,000             5.1%
Michael P. May (4)(5)..............................................             857,964             1.4%
Barry S. Major (4).................................................             240,600           *
Phillip A. Clough (4)..............................................              69,500           *
George J. Kubat (4)(7).............................................              47,500           *
Kelvin C. Berens (4)...............................................              24,100           *
Bill L. Fairfield (4)..............................................               8,000           *
All executive officers and directors as a group
  (8 persons) (2)(3)(4)(5).........................................          23,051,282            36.1%

------------------------

*   Less than 1%

(1) The address of Matthew H. Gates, a former executive officer, is 15 Colleton River Drive, c/o Colleton River Plantation, Bluffton, South Carolina 29910. The address of The Capital Group Companies, Inc., an institutional holder, is 333 South Hope Street, Los Angeles, California 90071.

(2) Includes 6,474,678 shares owned by other stockholders over which Mr. Lynch exercises voting control pursuant to a Voting Agreement. The Voting Agreement grants Mr. Lynch the right to vote all shares of Common Stock held by the stockholders signatory thereto in the manner directed by Mr. Lynch. Mr. Lynch acquires voting control over additional shares which are issued pursuant to the Company's stock option plans until such shares are sold by the holders thereof into the public market.

(3) Includes 280,750 shares held by two 501(c)(3) organizations established by Mr. Lynch. Mr. Lynch has shared voting and/or investment power with respect to these 280,750 shares but disclaims beneficial ownership thereof.

(4) Includes the following shares which may be acquired under stock options which are exercisable currently or within 60 days: Mr. Lynch -- 15,340; Mr. Gates -- 627,000; Mr. May -- 159,208; Mr. Major -- 240,000; Mr.
    Clough -- 58,000; Mr. Kubat -- 8,000; Mr. Berens -- 8,000; and Mr.
    Fairfield -- 8,000. Upon exercise, voting control over such shares will be held by Mr. Lynch pursuant to a Voting Agreement.

(5) Except for shares which have been acquired by these persons in the public market (representing in the aggregate less than 1% of the outstanding shares), voting control over these shares is held by Mr. Lynch pursuant to a Voting Agreement.

(6) Based on a Schedule 13G filing for the year ended December 31, 1997. The
    Schedule 13G filing by The Capital Group Companies, Inc. and its investment management subsidiary Capital Research and Management Company disclaims beneficial ownership pursuant to Rule 13d-4.

(7) Includes 15,000 shares owned by a partnership for members of Mr. Kubat's immediate family. Mr. Kubat shares investment power but disclaims beneficial ownership.

                    ITEM 1: BOARD OF DIRECTORS AND ELECTION

    The Company's Board of Directors is presently composed of six members, divided into three classes whose terms expire in consecutive years. With the conclusion of the initial terms of the Class III directors at this meeting, all three classes of directors now serve for three-year terms.

    The terms of the following directors (Class III) expire at this meeting:
James F. Lynch and Michael P. May. The Board of Directors' nominees to positions on the Board expiring at the annual stockholders meeting in 2001 are: James F. Lynch and Michael P. May.

    The following paragraphs set forth the principal occupation of each director for the last five years, other positions each has held, the date each was first elected a director of the Company, the date each director's term expires, and the age of each director. Directors who are nominees for election at the 1998 annual stockholders meeting are listed first.

    JAMES F. LYNCH -- Nominee -- Omaha, Nebraska.

    Mr. Lynch founded SITEL in 1985 and has served as Chairman and a director since its inception. From SITEL's inception to January 1997, Mr. Lynch served as Chief Executive Officer. Prior to founding SITEL, he served as President of HQ800, Inc., a subsidiary of United Technologies that provided telemarketing services to third parties. SITEL was formed when Mr. Lynch negotiated the purchase of the assets of HQ800 from United Technologies. From 1980 to 1984, Mr. Lynch served as Director of Sales and Marketing for WATS Marketing of America, a former subsidiary of First Data Resources, a credit card processing firm. WATS is now part of MATRIXX Marketing Inc., a provider of telemarketing services. He is 48 years of age.

    MICHAEL P. MAY -- Nominee -- Omaha, Nebraska.

    Mr. May has served as Chief Executive Officer of SITEL since January 1997. Mr. May previously served as President of SITEL since June 1996 and as an Executive Vice President since October 1992, when SITEL acquired May Telemarketing, Inc., which Mr. May founded in 1985. Prior to founding May Telemarketing, he was a director, executive officer and treasurer between 1976 and 1982 of Applied Communications, Inc., a publicly-traded software products company, now known as Transaction Systems Architects, Inc. He is 48 years of age.

    The following directors serve for terms that expire after 1998:

    BILL L. FAIRFIELD -- Omaha, Nebraska.

    Mr. Fairfield has been a director since July 1995. Since 1985, Mr. Fairfield has been the Chief Executive Officer, President and a director of Inacom Corp., a marketer and distributor of information technology products and services. Mr. Fairfield is also a director of The Buckle, Inc. His current term expires at the 1999 annual stockholders meeting. He is 51 years of age.

    HENK P. KRUITHOF -- Brussels, Belgium.

    Mr. Kruithof has served as Executive Vice Chairman and a director since October 1996. Mr. Kruithof is also the Chairman of SITEL Europe plc (formerly Mitre plc, which was merged with SITEL in September 1996). Mr. Kruithof co-founded Mitre plc in 1992 and its predecessor Merit Direct Limited in 1985, and has served as their Chairman since inception. Prior to founding Mitre plc and Merit Direct Limited, Mr. Kruithof started a number of businesses in various industry sectors and has extensive experience in managing international businesses. His current term expires at the 1999 annual stockholders meeting. He is 61 years of age.

    KELVIN C. BERENS -- Omaha, Nebraska.

    Mr. Berens has been a director of the Company since July 1995 and previously served as a director from shortly after the Company's inception until April 1995. Since 1985, Mr. Berens has been the Managing Partner of Berens & Tate, P.C., a labor and employment law firm based in Omaha. Berens & Tate, P.C. provides legal services to the Company in the areas of labor and employment law. His current term expires at the 2000 annual stockholders meeting. He is 46 years of age.

    GEORGE J. KUBAT -- Omaha, Nebraska.

    Mr. Kubat has been a director since July 1995. Since 1992, Mr. Kubat has been the Chief Executive Officer and President of Phillips Manufacturing Co., a metal fabricating company based in Omaha. From 1969 to 1992, he served in various positions with the Omaha office of Coopers & Lybrand, most recently as Tax Partner-in-Charge. Mr. Kubat is also a director of America First Companies L.L.C. and related publicly traded partnerships and American Business Information, Inc. His current term expires at the 2000 annual stockholders meeting. He is 52 years of age.

    As part of the acquisition of Mitre plc, SITEL agreed to nominate Mr. Kruithof to the Board and to use all reasonable efforts to solicit proxies for the election of Mr. Kruithof to the Board until such time as Mr. Kruithof, directly or indirectly, beneficially owns, in the aggregate, less than five million of the outstanding shares of Common Stock, subject to adjustment for future stock splits or other reclassifications.

    Proxies received by the Board of Directors will be voted "FOR" the election of the above nominees unless stockholders direct that their vote be withheld from one or more of such nominees. In case any nominee shall become unavailable for election to the Board of Directors for any reason not presently known or contemplated, the proxy holders will have discretionary authority to vote the proxies for a substitute. Proxies cannot be voted for a greater number of persons than the number of nominees named above.

                      DIRECTORS' MEETINGS AND COMPENSATION

BOARD AND COMMITTEE MEETINGS

    The Board of Directors meets on a regularly scheduled basis. During fiscal 1997, the Board met on nine occasions. Each director attended at least 75% of the total number of meetings of the Board, and at least 75% of the meetings of the Committees on which he served. The Board and Compensation Committee also acted by unanimous written consent between regularly scheduled and special meetings.

    The Board of Directors has an Audit Committee and a Compensation Committee, all members of which are independent directors. The Audit Committee recommends the annual engagement of the Company's auditors, with whom the Audit Committee reviews the scope of audit and non-audit assignments, related fees, the accounting principles used by the Company in financial reporting, internal financial auditing procedures and the adequacy of the Company's internal control procedures. Members of the Audit Committee, which met four times during fiscal year 1997, are George J. Kubat (Chairman), Kelvin C. Berens, and Bill L. Fairfield.

    The Compensation Committee determines officers' salaries and bonuses and administers the Company's stock option plans, except for the directors' stock option plan which is administered by the Stock Option Plan Committee of the Board, whose members consist of Henk P. Kruithof, James F. Lynch and Michael P. May, employee directors who are not eligible to participate in the directors' stock option plan. Members of the Compensation Committee, which met eight times during fiscal 1997 and acted by unanimous written consent at other times, are Bill L. Fairfield (Chairman) and George J. Kubat.

    The Company does not have a standing Nominating Committee.

DIRECTOR COMPENSATION

    For their service on the Board during 1997, non-employee directors were paid $3,000 per quarterly meeting and $500 per special meeting of the Board of Directors or committee thereof attended. Directors also are reimbursed for expenses incurred in connection with attendance at Board of Directors and committee meetings.

    Upon election or re-election to a three-year term on the Board of Directors, each non-employee director receives options to purchase 18,000 shares of Common Stock, exercisable at the market price of the Common Stock as of the date of grant. The number of options is prorated upon appointment or election to a term less than three years. These options are granted under the Amended and Restated SITEL Non-Employee Directors Stock Option Plan, vest and become exercisable in three equal annual installments commencing one year after grant, and expire 10 years after issuance.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION; CERTAIN
  TRANSACTIONS

    The Compensation Committee is composed of Bill L. Fairfield (Chairman) and George J. Kubat, both of whom are non-employee directors.

    SITEL has purchased products and services from Inacom Corp., a company with which Bill L. Fairfield is associated in various capacities, but such purchases during fiscal 1997 were not sufficiently significant to be reportable. Management believes that these transactions and relationships during fiscal 1997 were on terms that were reasonable and competitive. Additional transactions and relationships of this kind can be expected to take place in the ordinary course of business in the future as the Company's needs require.

    Kelvin C. Berens is the Managing Partner and owner of more than 10% of the voting stock in the Berens & Tate, P.C. law firm. The Company engaged the Berens & Tate, P.C. firm to provide legal services in the areas of labor and employment law during 1997 and expects to continue to engage the firm for such services. The amounts which the Company paid such firm for such services in 1997 were not sufficiently significant to be reportable.

    As of December 31, 1997, the Company had advanced $230,162 to James F. Lynch to enable Mr. Lynch to pay expenses incurred by him on behalf of the Company. This advance accrues interest at a rate equal to 9% per annum. Upon Mr. Lynch's subsequent itemization of expenses, the amount of this advance will be settled. The advance is otherwise due and payable on May 31, 1998. Such advances can be expected to take place in the ordinary course of business in the future in order to enable Mr. Lynch to pay expenses incurred by him on behalf of the Company.

                             EXECUTIVE COMPENSATION

ANNUAL COMPENSATION

    SUMMARY COMPENSATION TABLE. The following table sets forth information regarding annual and long-term compensation for the chief executive officer and the other four most highly compensated executive officers of the Company as of December 31, 1997 (collectively, the "Named Executive Officers").

                                                                                        LONG-TERM
                                                                                      COMPENSATION
                                                                                         AWARDS
                                                                                      -------------
                                                ANNUAL COMPENSATION                   STOCK OPTIONS
                                               ----------------------  OTHER ANNUAL    (NUMBER OF       ALL OTHER
  NAME AND PRINCIPAL POSITION     FISCAL YEAR    SALARY    BONUS (1)   COMPENSATION    SHARES) (2)   COMPENSATION (3)
--------------------------------  -----------  ----------  ----------  -------------  -------------  ----------------

James F. Lynch,                         1997   $  250,000  $   --           --             --           $  136,147
Chairman                                1996      220,385     555,000       --             38,350          130,542
                                        1995      195,000     467,856       --             --              134,277

Henk P. Kruithof,                       1997   $  163,600  $   --           --             --           $   --
Executive Vice Chairman                 1996       54,354      --           --             --               --
                                        1995       --          --           --             --               --

Michael P. May,                         1997   $  235,577  $   --           --             --           $   16,352
Chief Executive Officer                 1996      173,077     400,000       --            175,000           20,620
                                        1995      124,616      50,250       --            796,040          492,815

Phillip A. Clough,                      1997   $  221,154  $   --           --            400,000           --
President                               1996       --          --           --             --               --
                                        1995       --          --           --             --               --

Barry S. Major,                         1997   $  163,462  $       --       --             --           $   11,042
Exec. Vice President -- Finance         1996      129,616      50,000       --            110,000            6,733
                                        1995       19,320      --           --            600,000           --

------------------------

(1) Represents bonus payments made to each Named Executive Officer on account of the Company's performance during such fiscal year.

(2) 1997 OPTIONS. The 1997 options were granted to Phillip A. Clough in January 1997 for the purchase of shares of Common Stock of the Company at an exercise price of $16.875 per share pursuant to the Amended and Restated SITEL Corporation 1995 Employee Stock Option Plan (the "Employee Stock Option Plan"). Options for 290,000 of these shares become vested and exercisable in five equal annual installments (subject to accelerated vesting and exercise in the event of a dissolution, merger, consolidation, sale or lease of all or substantially all of the Company's business assets, or a change in control of the Company). Options for the remaining shares become vested and exercisable on May 12, 2006 and expire on November 11, 2006; these options are subject to accelerated vesting and to earlier exercise at the rate of 20% per year if certain goals are met by SITEL before May 12, 2006. 1996 OPTIONS. The 1996 stock options, other than those granted to James F. Lynch, were granted in December 1996 for the purchase of shares of Common Stock of the Company at an exercise price of $15.50 per share. The 1996 options to James F. Lynch were granted in June 1996 in accordance with Mr. Lynch's employment agreement for the purchase of shares of Common Stock of the Company at exercise prices of $14.71 and $13.38 per share pursuant to the Employee Stock Option Plan. 1995 OPTIONS. The 1995 stock options, other than those granted to Barry S. Major, were granted in February 1995 for the purchase of shares of Common Stock of the Company at an exercise price of $.0025 per share, in replacement of stock appreciation rights previously granted under the Company's Employee Equity Benefit Plan and previously granted stock options. The 1995 stock options to Barry S. Major were granted in October 1995 for the purchase of shares of Common Stock of the Company at an exercise price of $5.92 pursuant to the Employee Stock Option Plan and become vested in five equal annual installments (subject to accelerated vesting and exercise in the event of a dissolution, merger, consolidation, sale or lease of all or substantially all of the Company's business assets, or a change in control of the Company).

(3) Represents interest accrued in 1996 and 1997 on amounts accumulated by Messrs. Lynch, Major and May under the Company's Executive Wealth Accumulation Plan, under which plan any Company matching contributions begin to vest after five years of service with the Company pursuant to a vesting schedule (subject to accelerated vesting in the event of a change of control of the Company); $70,908, $64,385, and $64,745 for Mr. Lynch for 1997, 1996
    and 1995, respectively, pursuant to split-dollar life insurance interest-free loans; and forgiveness in the amount of $479,188 related to a note of Mr. May.

    Mr. Kruithof became Executive Vice Chairman and a director of the Company in October 1996, following the consummation of the acquisition of Mitre plc on September 3, 1996. Compensation paid by the Company to Mr. Kruithof for services rendered to Mitre plc prior to such acquisition date is not included in the table.

OPTION GRANTS AND HOLDINGS

    1997 OPTION GRANTS. The following table summarizes the options which were granted during the fiscal year ended December 31, 1997 to the Named Executive Officers. No stock appreciation rights were granted during fiscal 1997.

                          OPTION GRANTS IN FISCAL 1997

                                                     INDIVIDUAL GRANTS              POTENTIAL REALIZABLE VALUE
                                          ----------------------------------------  AT ASSUMED ANNUAL RATES OF
                                            % OF TOTAL                               STOCK PRICE APPRECIATION    GRANT DATE
                                          OPTIONS GRANTED                              FOR OPTION TERM (1)         PRESENT
                                OPTIONS   TO EMPLOYEES IN  EXERCISE    EXPIRATION   --------------------------    VALUE (2)
NAME                            GRANTED     FISCAL YEAR      PRICE        DATE         5% ($)       10% ($)        0% ($)
-----------------------------  ---------  ---------------  ---------  ------------  ------------  ------------  -------------

James F. Lynch...............       None        --         $  --           --       $    --       $    --         $  --

Henk P. Kruithof.............       None        --            --           --            --            --            --

Michael P. May...............       None        --            --           --            --            --            --

Phillip A. Clough (3)........    110,000         1.71%     $  16.875    11-11-2006     1,144,435     2,887,254    $    0.00
                                 290,000         4.50%     $  16.875      1-6-2007     3,076,588     7,796,063    $    0.00

Barry S. Major...............       None        --            --           --            --            --            --

------------------------

(1) Potential realizable value is based on the assumption that the common stock price appreciates at the annual rate shown (compounded annually) from the date of grant until the end of the option term. The average of the high and low sales prices for SITEL's Common Stock applicable to the date of grant (January 7, 1997) of the non-qualified option of 400,000 shares to Mr. Clough was $16.875 per share as quoted on the New York Stock Exchange. For the options granted to Mr. Clough which expire on November 11, 2006, SITEL's stock price at the end of the term based on a 5% appreciation rate would be $3,000,685 and based on a 10% appreciation rate would be $4,743,504. For the options granted to Mr. Clough which expire on January 6, 2007, SITEL's stock price at the end of the 10 year term based on a 5% appreciation rate would be $7,970,338 and based on a 10% appreciation rate would be $12,689,813. These numbers are calculated based on the requirements promulgated by the Securities and Exchange Commission. The actual value, if any, a Named Executive Officer may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised (if the executive were to sell the shares on the date of exercise), so there is no assurance that the value realized will be at or near the potential realizable value as calculated in this table.

(2) This "Grant Date Present Value" column represents the total value of each of the Named Executive Officers' options on the date of grant using the value per share as quoted on the New York Stock Exchange less the exercise price.

(3) These options were granted pursuant to the Employee Stock Option Plan and are for the purchase of Common Stock of the Company. The options for 110,000 shares become vested and exercisable as to all such shares on May 12, 2006 and expire on November 11, 2006; these options are subject to accelerated vesting and to earlier exercise at the rate of 20% per year if certain goals are met by SITEL before May 12, 2006. The options for 290,000 shares become exercisable as to 58,000 shares on each of January 7, 1998, 1999, 2000, 2001 and 2002 and expire on January 7, 2007, and are subject to earlier exercise or earlier termination and the other terms and provisions in the option agreements and the Employee Stock Option Plan. All of the foregoing options are subject to earlier termination and other terms and provisions in the option agreement and the Employee Stock Option Plan.

    1997 OPTION EXERCISES AND HOLDINGS. The following table summarizes information for the Named Executive Officers regarding aggregate option exercises in the fiscal year ended December 31, 1997 and the value of unexercised options to purchase the Company's Common Stock. No stock appreciation rights were exercised during 1997 or were outstanding at December 31, 1997.

  AGGREGATED OPTION EXERCISES IN FISCAL 1997 AND FISCAL YEAR-END OPTION VALUES

                                                                     NUMBER OF SHARES       VALUE OF UNEXERCISED
                                      NUMBER OF                   UNDERLYING UNEXERCISED   IN-THE-MONEY OPTIONS AT
                                   SHARES ACQUIRED     VALUE      OPTIONS AT 12-31-97 (1)       12-31-97 (2)
NAME                                 ON EXERCISE      REALIZED    EXERCISABLE/UNEXERCISABLE EXERCISABLE/UNEXERCISABLE
---------------------------------  ---------------  ------------  -----------------------  -----------------------
James F. Lynch...................        --         $    --                7,670/30,680     $                 0/0
Henk P. Kruithof.................        --              --                         0/0                       0/0
Michael P. May...................       318,416        2,984,354              0/652,624               0/4,357,125
Phillip A. Clough................        --              --              58,000/342,000                       0/0
Barry S. Major...................        --              --             240,000/470,000         768,750/1,143,125

------------------------

(1) All of the options relate to shares of Common Stock. Except for options for 796,040 shares granted to Mr. May under the SITEL Corporation Stock Option Plan (for Replacement of EEBs), all of the options were granted under the Employee Stock Option Plan.

(2) These values have been calculated by subtracting the per share option exercise price from the fair market value of the underlying Common Stock. Such fair market value is deemed to be the closing price of the Common Stock on the New York Stock Exchange as of December 31, 1997, which was $9.125.

EMPLOYMENT AGREEMENTS

    JAMES F. LYNCH. Mr. Lynch's employment agreement dated May 1995 provides for a base salary equal to an amount established by the Compensation Committee from time to time, but in no event less than $250,000 in the first year (with annual adjustments for increases in the consumer price index). The agreement is for a rolling three-year term through no later than May 2003. Mr. Lynch is entitled to a bonus calculated pursuant to criteria agreed upon each year by Mr. Lynch and the Compensation Committee. The Company has agreed to grant Mr. Lynch annual stock options covering a minimum of 5% of the aggregate number of shares for which options were granted during the year to other employees and non-employee directors. These options fully vest if Mr. Lynch's employment is terminated other than for cause or his voluntary resignation. Mr. Lynch may terminate the employment agreement by providing 30 days' written notice of his resignation. If Mr. Lynch voluntarily terminates his employment with the Company by resigning, or if his employment is terminated by reason of his death or disability, he or his estate is entitled to a severance payment equal to 18 months of his base salary and 1.5 times his average bonus over the preceding three years. If he is terminated constructively, involuntarily or without cause, he will be entitled to a severance payment equal to his base salary and his average bonus over the three preceding years multiplied by the number of years then remaining in the term of the agreement (rounding fractional years up). If Mr. Lynch's employment is terminated for cause, he will receive a cash payment equal to his base salary, bonuses and other compensation and benefits up to the date of termination. In the event that Mr. Lynch's employment is terminated prior to the expiration of the agreement for any reason other than his voluntary resignation or expiration of the employment agreement, he will be entitled to certain registration rights with respect to his shares of Common Stock. Unless Mr. Lynch's employment is terminated by the Company without cause, he has agreed not to compete against the Company for 18 months after termination of his employment.

BENEFIT PLANS

    STOCK OPTION PLAN FOR REPLACEMENT OF EXISTING OPTIONS ("REPLACEMENT
PLAN"). Under this plan, options for 4,541,780 shares were granted in 1995, with an option price of $.0025 per share, as replacements for 3,110,000 options outstanding at February 28, 1995.

    STOCK OPTION PLAN ("EEB REPLACEMENT PLAN"). Under this plan, options for 7,381,720 shares were granted in 1995, with an option price of $.0025 per share, as replacements for the Company's employee equity benefit plan ("EEB Plan"). The EEB Plan had 12,655,000 units outstanding at February 28, 1995 with base values ranging from $.85 to $1.71.

    With respect to both the Replacement Plan and the EEB Replacement Plan, the following applies: Options are exercisable in five equal annual installments from January 1996 to May 2000. The Company recorded these options at the estimated fair value at date of grant ($2.91), with a corresponding charge to special compensation expense totalling $34.6 million. All options granted were vested as of the date of grant. No further options will be granted under these plans.

    1995 EMPLOYEE STOCK OPTION PLAN ("EMPLOYEE PLAN"). The Employee Plan provides for the granting of various types of incentive awards (including incentive stock options, nonqualified options, stock appreciation rights, restricted shares, and performance shares or units) for the issuance of up to an aggregate of 9,800,000 shares of Common Stock to employees and independent consultants of the Company and its subsidiaries. Vesting terms vary with each grant, and option terms may not exceed ten years. Option prices, set by the compensation Committee of the Board of Directors, may not be less than the fair market value at date of grant for incentive stock options or less than par value for nonqualified stock options. At December 31, 1997, there were approximately
2.5 million shares available for issuance pursuant to future grants under the Employee Plan.

    1995 NON-EMPLOYEE DIRECTORS STOCK OPTION PLAN ("DIRECTORS PLAN"). The Directors Plan provides for automatic, formula grants of nonqualified options to each non-employee director of the Company. Each non-employee director is granted options to purchase 18,000 shares of Common Stock upon election or re-election to a three-year term on the Board of Directors. Option prices equal the fair market value of the Common Stock on the date of grant. Options vest and become exercisable in three equal annual installments commencing one year after grant.

    The Company's option plans are administered by the Compensation Committee of the Board of Directors, except the Directors Plan which is administered by the Board members who are not eligible to participate in that plan. All of these option plans require optionees to enter into a ten-year Voting Agreement in favor of James F. Lynch at the time of exercise of the options and to comply with a right of first refusal granted to the Company under the plans in connection with transfer of shares acquired upon exercise. Under the Voting Agreement, each optionee (and his successors in interest) agrees to vote all of the shares of Common Stock acquired upon his exercise of options in the manner directed by Mr. Lynch. Mr. Lynch is required to release shares covered by the Voting Agreement if a stockholder intends to sell such shares in the public market, completes the sale within 90 days of the release and, in the case of employees of the company, the stockholder is not competing against the Company. The right of first refusal requires optionees, before publicly or privately selling any shares underlying options, to provide the Company with written notice of the sale and the right to elect to purchase such shares within ten days at the market price or the privately negotiated sales price, as the case may be. This right of first refusal terminates as to shares sold into the public market.

    EXECUTIVE WEALTH ACCUMULATION PLAN ("WEALTH ACCUMULATION PLAN"). The Wealth Accumulation Plan is administered by the Compensation Committee and permits executive employees selected by the Compensation Committee to elect voluntary salary reductions of up to 25% of base salary and 100% of incentive compensation. The Company may voluntarily match a portion of the compensation deferred by participants. Amounts deferred by participants are fully vested immediately and amounts contributed by the Company are subject to a vesting schedule beginning after five years of service with the Company until the earlier of 15 years of service with the Company or death, disability or retirement after age 65 (subject to accelerated vesting in the event of a change of control of the Company). Participants' accounts earn interest at a rate equal to the average of the composite yield on Moody's Seasoned Corporate Bond Yield Index as published by Moody's Investor's Services. Participants may also receive early distribution of their entire vested account in one lump sum payment after having participated in the plan for five years. The Company's obligations under the Wealth Accumulation Plan are unfunded and unsecured.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    SITEL's executive compensation programs are administered by the Compensation Committee (the "Committee") of the Board of Directors. The Committee is composed of two non-employee directors. The Committee has the responsibility for general oversight of the Company's compensation program and benefit plans. The Committee regularly reviews the executive compensation policies and practices of the Company and establishes the salaries and bonuses of the executive officers. The Committee administers the stock option plans in which executive officers participate.

COMPENSATION POLICIES

    The Company's compensation policies are designed to attract and retain highly able and motivated individuals at all levels of the Company. In addition, the compensation policies are designed to be cost effective and to treat all employees fairly. The Company's overall approach to compensation emphasizes the following: competitive salaries, significant bonuses tied to Company, business unit and individual performance, and an opportunity to build exceptional long-term value through equity participation.

    In establishing total compensation amounts, the Committee considers a variety of measures of historical and projected Company performance. This review includes such measures as revenues, operating margin, net income, earnings per share, return on shareholders' equity, return on assets, performance against budget, and total market value. The Committee also considers the range of compensation paid by other public companies in the teleservicing industry (including but not limited to those companies comprising the Competitors Index used in the Performance Graph section of this Proxy Statement) and other relevant industries. This information forms the basis for the Committee's assessment of the Company's overall performance and prospects, which underpins the Committee's establishment of total compensation ranges. The Committee also occasionally engages compensation consultants to review and make recommendations to the Committee on executive compensation. The Committee makes a subjective determination based upon a collective consideration of the foregoing factors and information.

    The Committee's policy is to structure compensation awards for executive officers that will be deductible without limitation under Section 162(m) of the Internal Revenue Code of 1986, as amended, where doing so will further the purposes of the Company's executive compensation programs. The Committee also considers it important to retain flexibility to design compensation programs that recognize a full range of performance criteria important to the Company's success, even where compensation payable under such programs may not be fully deductible.

FACTORS AND CRITERIA OF EXECUTIVE COMPENSATION

    Executive compensation consists primarily of annual compensation and long-term incentives.

    ANNUAL COMPENSATION

    Annual compensation consists of base salary and bonus. The Company seeks to have competitive base salaries. Any increases in an individual's base salary are determined primarily by individual performance. Assessment of an individual's performance includes consideration of a person's impact on the Company's financial performance as well as their judgment, creativity, effectiveness in developing subordinates, and contributions to the improvement in the quality of the Company's services and operations.

    The Company has bonus programs at the SWW corporate, regional business unit, and local business unit levels. For the first five months of 1997, the North American operating region and SWW corporate remained on the previous fiscal 1997 bonus plans as a transition into calendar year plans for the balance of 1997. The other operating regions were already on calendar year plans. The fiscal 1997 plans provided for separate bonus pools at the SWW corporate and North American regional business unit levels. The SWW pool represented approximately 1% of the Company's revenues and the North America operating region pool represented approximately 1% of the region's revenues, subject to downward adjustment if the Company's operating margin and net income goals were not met. Actual awards from the bonus pools depended upon achievement of Company and business unit goals for revenues and operating margin and predetermined individual goals. The calendar 1997 plans at the SWW and regional operating committee levels were tied to predetermined levels of growth in revenues and EPS over calendar 1996 and provided for bonuses based upon a percentage of base salary which were tied to actual performance against the calendar 1997 plans. The bonus potential ranged from 0% to 200% of base salary based on the executive's level of responsibilities, with 200% representing the Chief Executive Officer's maximum bonus potential. The calendar 1997 plans at the regional business unit and local business unit levels provided for bonuses tied to actual performance against the business unit's calendar 1997 plan as well as prior years' performance, not to exceed 1% of the business unit's revenue. Awards payable under the calendar 1997 plans were reduced by amounts already paid in 1997 under the transitional fiscal 1997 plans. Operating regions outside North America generally continued their individual bonus plans in effect prior to the Company's acquisition of the companies in those regions and by the end of 1997 began transitioning over to regional and local business unit plans similar to those in North America. The Committee had discretion to adjust upward or downward bonus amounts computed according to any of the bonus plans or programs.

    During 1997, the Company paid certain bonuses to executives in operating regions outside North America according to their individual bonus plans. Also, the Company paid certain bonuses to executives and staff at the regional and local business unit levels under the fiscal 1997 and calendar 1997 plans. No bonuses were paid for 1997 to executive officers, regional operating committee members, or regional business unit leaders (except for certain bonuses to executives outside North America because they achieved their targets under calendar 1997 plans or pursuant to individual bonus plan arrangements in effect before these companies were acquired by SITEL) because the criteria for payment of bonuses to these executives under the bonus programs were not met.

    LONG-TERM INCENTIVES

    Stock options are a form of long-term incentive used for executive officers and other employees. This incentive emphasizes the long-term focus necessary for the Company's continued success. Stock options also promote success by aligning employee financial interests with long-term shareholder value. Stock options have traditionally been granted broadly and deeply within the Company. During 1997 options for approximately 2.2 million shares were granted to more than 600 employees worldwide. As of December 31, 1997, approximately 2,700 SITEL employees worldwide owned common stock or options to acquire common stock. Most of the Company's stock option awards during 1997 were granted under the Company's performance-vesting stock award program implemented in December 1996. This award program is tied to the Company's five-year business plan and replaced the previous program under which grants were made annually to selected employees. Under the award program, options were granted in December 1996 to existing full-time exempt employees worldwide. Award program options have been granted each month thereafter to new exempt employees joining the Company and additional award program options have been granted to exempt employees promoted to a management level or a higher management level. Generally, the size of the option grants under the award program increases with an employee's level of job responsibilities. The award program options become exercisable on May 12, 2006 and expire on November 11, 2006 but are subject to earlier exercise at the rate of 20% per year if the Company meets certain performance goals before May 12, 2006. Top-performing full-time exempt employees who have responsibility for executing defined goals in support of the Company's business plan, which excludes senior management and business unit leaders, are eligible to be awarded additional award program options annually based upon their individual performance during the year subject to the Company meeting its revenue and operating margin goals. The Company did not meet both its revenue and operating margin goals for 1997 and therefore no annual performance awards were made for 1997. In October 1997, the Company modified the accelerated vesting provisions of the award program and repriced options for approximately 4.2 million shares held by employees other than senior management to $12.50 (an exercise price which represented the average closing price for the Company's stock during the 90 trading days preceding the repricing), in order to assure that the Company's option programs continued to provide the necessary incentives to employees to achieve the Company's objectives.

CHIEF EXECUTIVE OFFICER COMPENSATION

    For 1997, the compensation of Michael P. May, Chief Executive Officer, consisted principally of his base salary which was $250,000. Mr. May's base salary was increased to $300,000 for 1998. As discussed above, Mr. May's bonus potential for 1997 was tied to the Company's achievement of predetermined levels of growth in revenues, operating margin and earnings per share under the fiscal 1997 and calendar 1997 plans. Because the Company did not achieve these business plan goals, Mr. May did not receive a bonus for 1997. Mr. May did not receive an option award in 1997 because he received an option grant in December 1996 under the award program.

                                          SUBMITTED BY THE
                                          COMPENSATION COMMITTEE
                                          OF THE BOARD OF DIRECTORS
                                          OF SITEL CORPORATION

                                          Bill L. Fairfield
                                          George J. Kubat

PERFORMANCE GRAPH

    The following line graph compares the yearly percentage change in the cumulative stockholder return on the Company's common stock for the period since the Initial Public Offering of its common stock on June 8, 1995 with the cumulative total return of a Competitor Index (computed by the Company) and with the Standard & Poors 500 Index through the year ended December 31, 1997. The comparison assumes $100 was invested on June 8, 1995 in the Company's common stock and in each of the foregoing indices and assumes reinvestment of dividends, if any.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

             SITEL    COMPETITORS INDEX    S&P 500
6/8/95       $100.00             $100.00     $100.00
12/31/95     $195.78             $132.18     $115.47
12/31/96     $364.45             $234.26     $138.87
12/31/97     $233.38             $103.44     $181.93

    Since the Company's Initial Public Offering in June 1995, over a dozen telemarketing firms have gone public. The five largest, in terms of market capitalization, were used to compute a "Competitors' Index", using month-end stock prices and their respective market capitalization values to appropriately weight their stock prices. The companies included in the Competitors' Index are:
APAC Teleservices, Inc., West Teleservices, Teletech, Sykes Enterprises, Inc., and Precision Response Corp.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES AND EXCHANGE ACT

    The Company's officers and directors, and persons who own more than 10% of the Company's Common Stock, are required to file reports of ownership and changes in ownership of the Company's Common Stock with the Securities and Exchange Commission. Copies of such reports must also be furnished to the Company. Based solely upon a review of the copies of reports furnished to the Company and written representations that no other reports were required, the Company believes that during fiscal 1997 its officers and directors and greater than 10% beneficial owners complied with such filing requirements, except that Edward R. Taylor, who retired from the Company, filed one report, relating to a certain transaction during 1997, after the due date thereof.

          ITEM 2: RATIFY APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

    The Board of Directors, acting upon recommendation of the Audit Committee, has appointed the firm of KPMG Peat Marwick LLP to examine the financial statements of the Company and its subsidiaries for the fiscal year ending December 31, 1998. The same firm conducted the examination for fiscal year 1997. The stockholders are asked to approve the Board's appointment of KPMG Peat Marwick LLP for the fiscal year ending December 31, 1998.

    A representative of KPMG Peat Marwick LLP will be present at the meeting. The representative will be given an opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

    On January 30, 1997, the Board of Directors determined to change the Company's fiscal year to December 31 in order to correspond with the fiscal year used by SITEL Europe plc (formerly known as Mitre plc) ("Mitre") and National Action Financial Services, Inc. ("NAFS"), two companies acquired by the Company in 1996 in business combinations accounted for as pooling of interests. Effective January 31, 1997, upon the recommendation of its Audit Committee, the Board of Directors of the Company rescinded its previous selection of Coopers & Lybrand LLP ("Coopers & Lybrand") as its principal independent accountants to audit its financial statements for the fiscal year ending May 31, 1997, and selected KPMG Peat Marwick LLP ("KPMG") to serve in such capacity for the fiscal year ending December 31, 1996. KPMG has served for several years as the principal independent accountants to audit the financial statements for Mitre.

    For the fiscal years ending May 31, 1995 and May 31, 1996, Coopers & Lybrand audited the Company's financial statements. The reports of Coopers & Lybrand on the Company's financial statements for these fiscal years did not contain an adverse opinion or a disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope, or accounting principles. During the fiscal years ending May 31, 1995 and May 31, 1996 and through the January 31, 1997, date of dismissal, there were no disagreements between the Company and Coopers & Lybrand on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, as described in Regulation S-K Item 304(a)(1)(iv), and no reportable event, as described in Regulation S-K Item 304(a)(1)(v).

    During the fiscal years ending May 31, 1995 and May 31, 1996 and through the January 31, 1997 date of engagement, the Company did not consult KPMG regarding the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company's financial statements, as described in Regulation S-K Item 304(a)(2)(i), or any matter that was either the subject of a disagreement, as described in Regulation S-K Item 304(a)(1)(iv), or a reportable event, as described in Regulation S-K Item 304(a)(1)(v), except that the Company did consult KPMG on the matter described in the following paragraph.

    In the course of the Company's preparation of restated financial statements which would give effect to the pooling of interests combinations with Mitre and NAFS, there were various communications between the Company, Coopers & Lybrand, and KPMG as Mitre's auditors. During those communications, the Company inquired of both Coopers & Lybrand and KPMG concerning the manner in which a change by SITEL in its fiscal year end to correspond with Mitre's following a pooling of interests should be reflected in filings with the Securities and Exchange Commission. Coopers & Lybrand initially expressed the view that it would not be possible to retroactively restate the Company's financial statements based on Mitre's fiscal year end. KPMG expressed the view that the Securities and Exchange Commission would not object to reflecting a change to Mitre's fiscal year end in the form of retroactively restated pooled financial statements for prior years based on Mitre's fiscal year end. After further reviewing the matter, Coopers & Lybrand advised the Company that they concurred with the view expressed by KPMG. The Company did not receive written views from either firm.

    THE BOARD RECOMMENDS A VOTE FOR THE PROPOSAL RATIFYING THE APPOINTMENT OF KPMG PEAT MARWICK LLP.

                           1999 STOCKHOLDER PROPOSALS

    The date by which shareholder proposals must be received by the Company for inclusion in the proxy materials relating to the 1999 Annual Meeting of Stockholders is January 3, 1999.

                                 OTHER MATTERS

    Neither the Board of Directors nor management intends to bring any matter for action at the meeting other than those matters described above. If other matters or proposals should be presented and should properly come before the meeting for action, the persons named in the accompanying proxy will vote upon such matter or proposal in accordance with their best judgment.

                             SITEL CORPORATION

                                  PROXY

                       PLEASE VOTE AND SIGN BELOW

            THIS PROXY IS SOLICITED BY YOUR BOARD OF DIRECTORS
             FOR THE MAY 13, 1998 ANNUAL STOCKHOLDERS MEETING


The undersigned hereby appoints James F. Lynch and Michael P. May, and each of them, proxies, with full power of substitution in each of them, for and on behalf of the undersigned to vote as directed and permitted herein, at the annual meeting of stockholders of the Company to be held at the Omaha Marriott, 10220 Regency Circle, Omaha, Nebraska, on May 13, 1998 at 2:00 p.m. and at any postponements or adjournments thereof, upon the matters set forth in the Proxy Statement and, in their judgment and discretion, upon such other business as may properly come before the meeting.

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFIC INDICATION BELOW. IN THE ABSENCE OF SUCH INDICATION, THIS PROXY WILL BE VOTED FOR ITEMS 1 and
2. SO, IF YOU ARE FOR ITEMS 1 and 2, YOU NEED ONLY SIGN AND DATE THIS PROXY BELOW AND RETURN IT IN THE ENVELOPE PROVIDED.

               (This proxy is continued on the reverse side)

       THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ITEMS 1 and 2.


ITEM 1  ELECT DIRECTORS-NOMINEES:  JAMES F. LYNCH AND MICHAEL P. MAY

VOTE FOR ALL      WITHHOLD VOTE          WITHHOLD VOTE FOR THE
NOMINEES          FOR ALL NOMINEES       FOLLOWING NOMINEE(S):
    / /               / /
                                         ______________________________________


ITEM 2  RATIFY APPOINTMENT OF INDEPENDENT ACCOUNTANTS FOR FISCAL 1998

FOR          AGAINST          ABSTAIN
/ /            / /              / /


Dated:  ________________________, 1998


______________________________________
Signature

______________________________________
Signature

Please sign exactly as your name(s) appear on this proxy card. Joint owners should each sign individually. Corporate or partnership proxies should be signed in full corporate or partnership name by an authorized officer. Fiduciaries should give full titles.